                                                                     Exhibit (l)
                                 April 26, 2004

General American Life Insurance Company
700 Market Street
St. Louis, Missouri 63101

Gentlemen:

In my capacity as Illustration Actuary of General American Life Insurance Company, I have provided actuarial advice concerning:

         The preparation of Post-Effective Amendment No. 3 to the registration statement on Form N-6 (File No. 333-73672) filed by General American Separate Account Eleven and General American Life Insurance Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

         The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, cash surrender values and cash values shown in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 40, in the underwriting class illustrated, than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The illustration of net premiums shown under the heading "Charges - Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Policy for a $2,000 premium.

3. The maximum surrender charges shown in the examples of surrender charges under the heading "Charges - Surrender Charge" are the correct amounts for the target premiums shown.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

                                              Sincerely,

                                              /s/ Marian J. Zeldin
                                              ----------------------------------
                                              Marian J. Zeldin, F.S.A., M.A.A.A.
                                              Illustration Actuary